Schedule B
to the Distribution and Service (Rule 12b-1) Plan

(as amended on October 16, 2014 to add Scharf Fund;
effective as of January 28, 2015)

Series or Fund of Advisors Series Trust
Scharf Global Opportunity Fund
Scharf Fund

ADVISORS SERIES TRUST
on behalf of the Funds listed on Schedule B

By:	/s/ Douglas G. Hess
Name:	Douglas G. Hess
Title:	President